        AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 14, 1998
                                                 REGISTRATION NO. [            ]
________________________________________________________________________________
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                                TIME WARNER INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

                   DELAWARE                                  75 ROCKEFELLER PLAZA                 13-3527249
         (STATE OR OTHER JURISDICTION                         NEW YORK, NY 10019      (I.R.S. EMPLOYER IDENTIFICATION NO.)
      OF INCORPORATION OR ORGANIZATION)                         (212) 484-8000
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                          TIME WARNER COMPANIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

                   DELAWARE                                  75 ROCKEFELLER PLAZA                   13-1388520
         (STATE OR OTHER JURISDICTION                         NEW YORK, NY 10019        (I.R.S. EMPLOYER IDENTIFICATION NO.)
      OF INCORPORATION OR ORGANIZATION)                         (212) 484-8000
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S  PRINCIPAL EXECUTIVE OFFICES)


                        TURNER BROADCASTING SYSTEM, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

                   GEORGIA                                      ONE CNN CENTER                               58-0950695
         (STATE OR OTHER JURISDICTION                       ATLANTA, GEORGIA 30303             (I.R.S. EMPLOYER IDENTIFICATION NO.)
      OF INCORPORATION OR ORGANIZATION)                         (404) 827-1700
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                            ------------------------
                                 PETER R. HAJE
                      EXECUTIVE VICE PRESIDENT, SECRETARY
                              AND GENERAL COUNSEL
                                TIME WARNER INC.
                              75 ROCKEFELLER PLAZA
                               NEW YORK, NY 10019
                                 (212) 484-8000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

            WILLIAM P. ROGERS, JR.                           LOUISE S. SAMS, ESQ.             FAITH GROSSNICKLE
           CRAVATH, SWAINE & MOORE                    VICE PRESIDENT AND GENERAL COUNSEL     SHEARMAN & STERLING
              825 EIGHTH AVENUE                        TURNER BROADCASTING SYSTEM, INC.      599 LEXINGTON AVENUE
           NEW YORK, NEW YORK 10019                             ONE CNN CENTER                NEW YORK, NY 10022
                (212) 474-1000                              ATLANTA, GEORGIA 30303              (212) 848-8015


                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement, as determined by market conditions.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: [x]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
     Approximate date of commencement of proposed sale to the public:
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

                                                                                  PROPOSED MAXIMUM      PROPOSED MAXIMUM
                TITLE OF EACH CLASS OF                   AGGREGATE AMOUNT TO BE    OFFERING PRICE      AGGREGATE OFFERING
              SECURITIES TO BE REGISTERED                    REGISTERED(1)           PER UNIT(2)            PRICE(2)
Debt Securities........................................    $1,000,000,000(3)            100%           $1,000,000,000(3)
Guarantees of Debt Securities(4).......................      $1,000,000,000              N/A                  N/A

                                                          AMOUNT OF
                TITLE OF EACH CLASS OF                   REGISTRATION
              SECURITIES TO BE REGISTERED                    FEE
Debt Securities........................................    $295,000
Guarantees of Debt Securities(4).......................     N/A(5)

                                                        (footnotes on next page)
     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
________________________________________________________________________________

(footnotes from previous page)

(1) United States dollars or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies.

(2) Estimated solely for purposes of calculating the registration fee.

(3) Represents the aggregate principal amount plus, if any Debt Securities are issued at an original issue discount, such principal amount as shall result in an aggregate initial offering price of $1,000,000,000.

(4) Time Warner Companies, Inc. and Turner Broadcasting System, Inc. will irrevocably and unconditionally guarantee on an unsecured senior basis Debt Securities of Time Warner Inc.

(5) Pursuant to Rule 457(n), no separate fee is required to be paid in respect of guarantees of the Debt Securities which are being registered concurrently.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF SUCH STATE.


                 SUBJECT TO COMPLETION, DATED JANUARY 14, 1998

PROSPECTUS
                                TIME WARNER INC.
                                DEBT SECURITIES
                         UNCONDITIONALLY GUARANTEED BY
                          TIME WARNER COMPANIES, INC.
                                      AND
                        TURNER BROADCASTING SYSTEM, INC.

     Time Warner Inc. (the 'Issuer') may offer from time to time, together or separately, unsecured notes, debentures or other evidences of indebtedness ('Debt Securities'), having an aggregate initial public offering price not to exceed $1,000,000,000 (including the U.S. dollar equivalent of securities for which the initial public offering price is denominated in one or more foreign currencies or composite currencies). The Debt Securities may be offered in one or more series, in amounts, at prices and on terms determined at the time of sale and set forth in a supplement to this Prospectus (a 'Prospectus Supplement').

     The Debt Securities will be irrevocably, fully and unconditionally guaranteed (the 'Guarantees') on an unsecured basis by each of Time Warner Companies, Inc. ('TWC') and Turner Broadcasting System, Inc. ('TBS'). TWC and TBS are wholly owned subsidiaries of the Issuer. The Issuer is a holding company that derives its operating income and cash flow primarily from TWC and TBS. The assets of the Issuer consist primarily of its investments in TWC and TBS, and the assets of TWC and TBS consist primarily of investments in their respective consolidated and unconsolidated subsidiaries. The Issuer and its consolidated and unconsolidated subsidiaries are collectively referred to as the 'Company'.

     Unless otherwise specified in an accompanying Prospectus Supplement, the Debt Securities and the Guarantees will be senior securities of the Issuer, TWC and TBS, respectively, ranking equally with all other unsubordinated and unsecured indebtedness and other obligations of the Issuer, TWC and TBS, respectively.

     The specific terms of the Debt Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement, including, where applicable, the specific designation, aggregate principal amount, currency, denomination, maturity (which may be fixed or extendible), priority, interest rate (or manner of calculation thereof), if any, time of payment of interest, if any, terms for any redemption, terms for any repayment at the option of the holder, terms for any sinking fund payments, the initial public offering price, provisions regarding original issue discount securities, additional covenants and any other specific terms of such Debt Securities.

     The Prospectus Supplement will also contain information, where applicable, about certain United States Federal income tax considerations relating to, and any listing on a securities exchange of, the Debt Securities covered by the Prospectus Supplement.

     The Debt Securities may be issued only in registered form, including in the form of one or more global securities ('Global Securities'), unless otherwise set forth in the Prospectus Supplement.

                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------
     The Debt Securities may be offered directly, through agents designated from time to time or through dealers or underwriters. If any agents of the Issuer, TWC or TBS or any dealers or underwriters are involved in the offering of the Debt Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable commissions or discounts will be set forth in the Prospectus Supplement. The net proceeds to the Issuer from such sale will also be set forth in the Prospectus Supplement.

                            ------------------------
               THE DATE OF THIS PROSPECTUS IS             , 1998.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE 'PLAN OF DISTRIBUTION'.

                            ------------------------

                             AVAILABLE INFORMATION

     The Issuer is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the 'Commission'). TWC and TBS are not required to file periodic reports and other information under the Exchange Act. Instead, information with respect to TWC and TBS is provided, to the extent required by the Commission, in the required filings made by the Issuer. Reports, proxy statements and other information filed by the Issuer with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street (Suite
1400), Chicago, Illinois 60661; and copies of such material may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates, or through the World Wide Web (http://www.sec.gov). Such reports, proxy statements and other information may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York, on which one or more of the Issuer's securities are listed.

     This Prospectus constitutes a part of a Registration Statement filed by the Issuer, TWC and TBS with the Commission under the Securities Act of 1933, as amended (the 'Securities Act'). This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Issuer, TWC, TBS and the Debt Securities. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an Exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                     INFORMATION INCORPORATED BY REFERENCE

     The following documents filed with the Commission by the Issuer (File No. 001-12259) are incorporated by reference in this Prospectus:

          (a) the Issuer's Annual Report on Form 10-K for the year ended December 31, 1996, as amended by Forms 10K/A dated March 27, 1997 and June 26, 1997 (as amended, the 'Issuer's 1996 Form 10-K');

          (b) the Issuer's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; and

          (c) the Issuer's Current Reports on Form 8-K dated March 21, 1997, October 15, 1997, October 27, 1997 and November 13, 1997.

     All documents and reports subsequently filed by the Issuer pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus or any Prospectus Supplement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement.

     The Issuer will furnish without charge to each person, including any beneficial owner, to whom this Prospectus and the accompanying Prospectus Supplement are delivered, upon the written or oral request of such person, a copy of any or all the documents incorporated herein by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents, and any other documents specifically identified herein as incorporated by reference into the Registration Statement to which this Prospectus relates or into such other documents. Requests should be addressed to: Shareholder Relations Department, Time Warner Inc., 75 Rockefeller Plaza, New York, New York 10019; telephone: (212) 484-6971.

                                  THE COMPANY

     The Company, the world's leading media and entertainment company, has interests in four fundamental areas of business: Entertainment, consisting principally of interests in filmed entertainment, television production, television broadcasting, recorded music and music publishing; Cable Networks, consisting principally of interests in cable television programming; Publishing, consisting principally of interests in magazine publishing, book publishing and direct marketing; and Cable, consisting principally of interests in cable television systems. Each of the Issuer, TWC and TBS is a holding company that derives its operating income and cash flow primarily from its subsidiaries and investments. The assets of the Issuer consist primarily of its investments in TWC and TBS. The assets of TWC consist primarily of its investments in its consolidated and unconsolidated subsidiaries, including Time Warner Entertainment Company, L.P. ('TWE'). The assets of TBS consist primarily of investments in its consolidated and unconsolidated subsidiaries. The ability of the Issuer, TWC and TBS to service their respective indebtedness and other liabilities, including the Debt Securities and the Guarantees, is dependent primarily upon the earnings and cash flow of their respective consolidated and unconsolidated subsidiaries and the distribution or other payment of such earnings and cash flow to the Issuer, TWC and TBS. See 'Holding Company Structure'.

     The Issuer became the parent of TWC and TBS on October 10, 1996 upon the merger of TWC and TBS with separate subsidiaries of the Issuer (the 'TBS Transaction'), as more fully described below. In connection therewith, the Issuer changed its name to Time Warner Inc. from TW Inc. and TWC changed its name from Time Warner Inc. to Time Warner Companies, Inc.

     TWE was formed as a Delaware limited partnership in 1992 to own and operate substantially all of the business of Warner Bros., Home Box Office and the cable television businesses owned and operated by TWC prior to such date. TWC and certain of its wholly owned subsidiaries own general and limited partnership interests aggregating 74.49% of the pro rata priority capital ('Series A Capital') and residual equity capital ('Residual Capital') of TWE and 100% of the senior priority capital and junior priority capital of TWE. The remaining 25.51% limited partnership interests in the Series A Capital and Residual Capital of TWE are held by a subsidiary of U S WEST, Inc. TWC does not consolidate TWE and certain related companies (the 'Entertainment Group') for financial reporting purposes.

TBS TRANSACTION

     On October 10, 1996, pursuant to an Amended and Restated Agreement and Plan of Merger dated as of September 22, 1995, as amended, among the Issuer, TWC, TBS and certain of their wholly owned subsidiaries, among other things: (a) each of TWC and TBS became a wholly owned subsidiary of the Issuer through a merger with a subsidiary of the Issuer, (b) each outstanding share of common stock of TWC, other than shares held directly or indirectly by TWC, was converted into one share of common stock of the Issuer, (c) each outstanding share of preferred stock of TWC was converted into one share of a substantially identical series of preferred stock of the Issuer, (d) each outstanding share of common stock of TBS, other than shares held directly or indirectly by the Issuer or TWC or in the treasury of TBS, was converted into the right to receive 0.75 shares of common stock of the Issuer and (e) each outstanding share of preferred stock of TBS, other than shares held directly or indirectly by the Issuer or TWC, was converted into the right to receive 4.8 shares of common stock of the Issuer. Additional information on the TBS Transaction is set forth in Note 2 to the Issuer's consolidated financial statements included in the Issuer's 1996 Form 10-K, which is incorporated by reference herein.

RECIPROCAL GUARANTEES OF EXISTING INDEBTEDNESS

     In order to integrate TBS into the Issuer's operating structure and simplify the credit structure of the Issuer, TWC and TBS such that the financial risks associated with investing in the indebtedness of any one of the three companies are substantially equivalent to those associated with investing in the indebtedness of any of the other companies, prior to the date of the Registration Statement of which this Prospectus forms a part, the Issuer, TWC and TBS entered into the following guarantees of outstanding publicly traded indebtedness ('Outstanding Securities') of TWC and TBS:

     The Issuer, as primary obligor and not merely as surety, has irrevocably and unconditionally guaranteed (the 'Downstream Guarantees') (a) the full and punctual payment of principal of and interest on the Outstanding Securities of each of TWC and TBS when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of TWC and TBS under the Outstanding Securities of TWC and TBS and the indentures relating to the Outstanding Securities (including the obligations to the respective trustees) and (b) the full and punctual performance within applicable grace periods of all other obligations of TWC and TBS under the Outstanding Securities and the respective indentures.

     Each of TWC and TBS, as primary obligor and not merely as surety, has irrevocably and unconditionally guaranteed (the 'Cross Guarantees') (a) the full and punctual payment of principal of and interest on the Outstanding Securities of the other party when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the other party under the Outstanding Securities of such other party and the indentures relating to such Outstanding Securities (including the obligations to the respective trustees) and (b) the full and punctual performance within applicable grace periods of all other obligations of the other party under such Outstanding Securities and the respective indentures. The maximum aggregate amount of the Cross Guarantee by TBS shall not exceed the maximum amount that can be guaranteed by TBS without rendering such guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

     The Issuer's and TWC's principal executive offices are located at 75 Rockefeller Plaza, New York, New York 10019. TBS's principal executive offices are located at One CNN Center, Atlanta, Georgia 30303.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The historical ratios of earnings to fixed charges for each of the Issuer, TWC and TBS and the pro forma ratios of earnings to fixed charges for each of the Issuer and TWC are set forth below for the periods indicated. For periods in which earnings before fixed charges were insufficient to cover fixed charges, the dollar amount of coverage deficiency (in millions), instead of the ratio, is disclosed. The ratios of earnings to fixed charges of the Issuer and TWC for all periods after 1992 reflect the deconsolidation of the Entertainment Group, principally TWE, effective January 1, 1993.

     The ratios of earnings to fixed charges of TBS for all post-merger periods have been adjusted to reflect the Issuer's basis of accounting. The ratios of earnings to fixed charges (or coverage deficiencies) of TBS for all pre-merger periods are reflected at TBS's historical cost basis of accounting. Certain reclassifications have been made to TBS's ratios of earnings to fixed charges for pre-merger periods to conform to the post-merger presentation.

     The historical ratio of earnings to fixed charges of each of the Issuer and TWC for 1996 reflects (a) the use of approximately $1.55 billion of net proceeds from the issuance of 1.6 million shares of Series M exchangeable preferred stock, having an aggregate liquidation preference of $1.6 billion to reduce outstanding indebtedness (the 'Preferred Stock Refinancing'), (b) the acquisition of Cablevision Industries Corporation and related companies, including the assumption or incurrence of approximately $2 billion of indebtedness and, with respect to the Issuer only, (c) the TBS Transaction, including the assumption of approximately $2.8 billion of indebtedness.

     The historical ratio of earnings to fixed charges of each of the Issuer and TWC for 1995 reflects (a) the acquisition of KBLCOM Incorporated and Summit Communications Group, Inc., including the assumption or incurrence of approximately $1.3 billion of indebtedness and (b) the exchange by Toshiba Corporation and ITOCHU Corporation of their direct and indirect interests in TWE.

     The historical ratio of earnings to fixed charges of each of the Issuer and TWC for 1993 reflects the issuance of $6.1 billion of long-term debt and the use of $500 million of cash and equivalents for the exchange or redemption of preferred stock having an aggregate liquidation preference of $6.4 billion. The historical ratio of earnings to fixed charges for 1992 reflects the capitalization of TWE on June 30, 1992 and associated refinancings, and the acquisition of the 18.7% minority interest in American Television and Communications Corporation as of June 30, 1992, using the purchase method of accounting for business combinations.

     The pro forma ratios of earnings to fixed charges for each of the Issuer and TWC for the nine months ended September 30, 1997 and the year ended December 31, 1996 give effect to (i) the agreed-upon transfer by a wholly owned subsidiary of TWC of cable television systems serving an aggregate of approximately 667,000 subscribers to the Time Warner Entertainment-Advance/Newhouse Partnership, ('TWE-A/N'), a partnership currently owned 66.7% by TWE and 33.3% by the Advance/Newhouse Partnership, subject to approximately $1 billion of debt, in exchange for common and preferred partnership interests therein, as well as certain related transactions (the 'TWE-A/N Transfers'), pursuant to an agreement entered into by such subsidiary on October 27, 1997 with TWE-A/N and each of its partners and (ii) with respect to 1996 only, (a) the Preferred Stock Refinancing and certain other debt refinancings and (b) with respect to the Issuer only, the TBS Transaction, as if such transactions had occurred at the beginning of such periods. The pro forma information presented below should be read in conjunction with the pro forma consolidated condensed financial statements contained in the Issuer's Current Report on Form 8-K dated November 13, 1997 and incorporated herein by reference. Such pro forma amounts are presented for informational purposes only and are not necessarily indicative of the actual ratios that would have occurred if such transactions had been consummated as of the dates indicated, nor are they necessarily indicative of future results.

                                            NINE MONTHS ENDED
                                              SEPTEMBER 30,                      YEARS ENDED DECEMBER 31,
                                        -------------------------    -------------------------------------------------
                                        PRO FORMA                    PRO FORMA
                                          1997       1997    1996      1996       1996    1995    1994    1993    1992
                                        ---------    ----    ----    ---------    ----    ----    ----    ----    ----

Issuer...............................      1.4x      1.4x    1.0x       1.1x      1.1x    1.1x    1.1x    1.1x    1.4x
TWC..................................      1.4x      1.4x    1.0x       1.2x      1.1x    1.1x    1.1x    1.1x    1.4x

                             NINE MONTHS          THREE MONTHS          NINE MONTHS          YEARS ENDED DECEMBER 31,
                                ENDED                 ENDED                ENDED           ----------------------------
                          SEPTEMBER 30, 1997    DECEMBER 31, 1996    SEPTEMBER 30, 1996    1995    1994    1993    1992
                          ------------------    -----------------    ------------------    ----    ----    ----    ----
TBS....................          1.8x                  1.6x                $ (44)          1.7x    1.3x    1.6x    1.4x

     For purposes of computing the ratio of earnings to fixed charges, earnings were calculated by adding (i) pretax income, (ii) interest expense, including previously capitalized interest amortized to expense and the portion of rents representative of an interest factor for the Issuer, TWC and TBS and their respective majority-owned subsidiaries, (iii) the Issuer's, TWC's and TBS's respective proportionate share of the items included in (ii) above for their 50%-owned companies, (iv) preferred stock dividend requirements of majority-owned subsidiaries, (v) minority interest in the income of majority-owned subsidiaries that have fixed charges and (vi) the amount of undistributed losses of each of the Issuer's, TWC's and TBS's less than 50%-owned companies. Fixed charges consist of (i) interest expense, including interest capitalized and the portion of rents representative of an interest factor for the Issuer, TWC and TBS and their respective majority-owned subsidiaries, (ii) the Issuer's, TWC's and TBS's respective proportionate share of such items for their 50%-owned companies and (iii) preferred stock dividend requirements of majority-owned subsidiaries. Earnings as defined include significant noncash charges for depreciation and amortization. Historical fixed charges of the Issuer and TWC for the nine months ended September 30, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994 include noncash interest expense of $73 million, $68 million, $91 million, $176 million and $219 million, respectively, principally relating to TWC's Liquid Yield Option Notes due 2012 and 2013 and, in 1995 and 1994 only, TWC's Redeemable Reset Notes due 2002. Historical fixed charges of the Issuer for the nine months ended September 30, 1997 and the year ended December 31, 1996 include an additional $2 million and $5 million, respectively, in noncash interest expense relating to TBS's zero coupon convertible notes due 2007. Pro forma fixed charges of the Issuer for the year ended December 31, 1996 similarly include an additional $14 million in noncash interest expense relating to TBS's zero coupon convertible notes due 2007 for the period prior to the consummation of the TBS Transaction. Historical fixed charges of TBS include noncash interest expense of $2 million, $5 million, $14 million, $18 million, $17 million, $29 million and $34 million for the nine months ended September 30, 1997, the three months ended December 31, 1996 and the nine months ended September 30, 1996 and the years ended December 31, 1995, 1994, 1993 and 1992, respectively.

                                USE OF PROCEEDS

     Except as otherwise set forth in the Prospectus Supplement, the net proceeds to the Issuer from the sale of Debt Securities will be used to repurchase, redeem or otherwise repay indebtedness of the Issuer and its subsidiaries, including TWC and/or TBS. Additional information on the use of net proceeds from the sale of any particular Debt Securities will be set forth in the Prospectus Supplement relating to such Debt Securities.

             DESCRIPTION OF THE DEBT SECURITIES AND THE GUARANTEES

GENERAL

     The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of any Debt Securities and the extent, if any, to which such general provisions will not apply to such Debt Securities will be described in the Prospectus Supplement relating to such Debt Securities.

     The Debt Securities will be issued from time to time in series under an Indenture (the 'Indenture'), between the Issuer and The Chase Manhattan Bank (the 'Trustee'), as Trustee. The statements set forth below are brief summaries of certain provisions contained in the Indenture, which summaries do not purport to be complete and are qualified in their entirety by reference to the Indenture, a copy of which is an Exhibit to the Registration Statement of which this Prospectus is a part. Numerical references in parentheses below are to articles or sections of the Indenture, unless otherwise indicated. Wherever defined terms are used but not defined herein, such terms shall have the meanings assigned to them in the Indenture, it being intended that such referenced articles and sections of the Indenture and such defined terms shall be incorporated herein by reference.

     The Indenture does not limit the amount of Debt Securities which may be issued thereunder and Debt Securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Issuer. Any such limit applicable to a particular series will be specified in the Prospectus Supplement relating to that series.

     Reference is made to the Prospectus Supplement for the following terms of each series of Debt Securities in respect to which this Prospectus is being delivered: (i) the designation, date, aggregate principal amount, currency or currency unit of payment if other than United States dollars and authorized denominations of such Debt Securities; (ii) the date or dates on which such Debt Securities will mature (which may be fixed or extendible); (iii) the rate or rates (or manner of calculation thereof), if any, per annum at which such Debt Securities will bear interest; (iv) the dates, if any, on which such interest will be payable, (v) the terms of any mandatory or optional redemption (including any sinking, purchase or analogous fund) and any purchase at the option of holders (including whether any such purchase may be paid in cash, common stock or other securities or property); (vi) whether such Debt Securities are to be issued in the form of Global Securities and, if so, the identity of the Depository with respect to such Global Securities; and (vii) any other specific terms.

     Unless otherwise set forth in the Prospectus Supplement, interest on outstanding Debt Securities will be paid to holders of record on the date which is 15 days prior to the date such interest is to be paid. Unless otherwise specified in the Prospectus Supplement, Debt Securities will be issued in fully registered form only and in denominations of $1,000 and integral multiples thereof. Unless otherwise specified in the Prospectus Supplement, the principal amount of the Debt Securities will be payable at the corporate trust office of the Trustee in New York, New York. The Debt Securities may be presented for transfer or exchange at such office unless otherwise specified in the Prospectus Supplement, subject to the limitations provided in the Indenture, without any service charge, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charges payable in connection therewith. (Section 3.05)

GUARANTEES

     Under the Guarantees, each of TWC and TBS, as primary obligor and not merely as surety, will irrevocably and unconditionally guarantee, to each Holder of Debt Securities, and to the Trustee and its successors and assigns, (i) the full and punctual payment of principal of and interest on the Debt Securities when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Issuer under the Indenture (including obligations to the Trustee) and the Debt Securities and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Issuer under the Indenture and the Debt Securities. The Guarantees constitute guarantees of payment, performance and compliance and not merely of collection. The obligations of TWC and TBS to make any payments may be satisfied by causing the Issuer to make such payments. Further, TWC and TBS agree to pay any and all costs and expenses (including reasonable attorneys'

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
fees) incurred by the Trustee or any Holder of Debt Securities in enforcing any of their respective rights under the Guarantees. The Indenture provides that each of the Guarantees of TWC and TBS is limited to the maximum amount that can be guaranteed by TWC or TBS, respectively, without rendering the relevant Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. (Article XIII)

RANKING

     Unless otherwise specified in a Prospectus Supplement for a particular series of Debt Securities, all series of Debt Securities will be senior indebtedness of the Issuer and will be direct, unsecured obligations of the Issuer, ranking on a parity with all other unsecured and unsubordinated obligations of the Issuer, and the Guarantees will be senior obligations of TWC and TBS and will be direct unsecured obligations of TWC and TBS, ranking on a parity with all other unsecured and unsubordinated obligations of TWC and TBS. Each of the Issuer, TWC and TBS is a holding company and the Debt Securities and the Guarantees will be effectively subordinated to all existing and future liabilities, including indebtedness, of the subsidiaries of the Issuer, TWC and TBS, respectively. See 'Holding Company Structure'.

CERTAIN COVENANTS

     Limitation on Liens. The Indenture provides that neither the Issuer nor any Material Subsidiary of the Issuer shall incur, create, issue, assume, guarantee or otherwise become liable for any indebtedness for money borrowed that is secured by a lien on any asset now owned or hereafter acquired by it unless the Issuer makes or causes to be made effective provision whereby the Debt Securities will be secured by such lien equally and ratably with (or prior to) all other indebtedness thereby secured so long as any such indebtedness shall be secured. The foregoing restriction does not apply to the following:

          (i) liens existing as of the date of the Indenture;

          (ii) liens created by Subsidiaries of the Issuer to secure indebtedness of such Subsidiaries to the Issuer or to one or more other Subsidiaries of the Issuer;

          (iii) liens affecting property of a person existing at the time it becomes a Subsidiary of the Issuer or at the time it merges into or consolidates with the Issuer or a Subsidiary of the Issuer or at the time of a sale, lease or other disposition of all or substantially all of the properties of such person to the Issuer or its Subsidiaries;

          (iv) liens on property existing at the time of the acquisition thereof or incurred to secure payment of all or a part of the purchase price thereof or to secure Indebtedness incurred prior to, at the time of, or within one year after the acquisition thereof for the purpose of financing all or part of the purchase price thereof;

          (v) liens on any property to secure all or part of the cost of improvements or construction thereon or indebtedness incurred to provide funds for such purpose in a principal amount not exceeding the cost of such improvements or construction;

          (vi) liens consisting of or relating to the sale, transfer or financing of motion pictures, video and television programs, sound recordings, books or rights with respect thereto or with so-called tax shelter groups or other third-party investors in connection with the financing of such motion pictures, video and television programming, sound recordings or books in the ordinary course of business and the granting to the Issuer or any of its Subsidiaries of rights to distribute such motion pictures, video and television programming, sound recordings or books; provided, however, that no such lien shall attach to any asset or right of the Issuer or its Subsidiaries (other than the motion pictures, video and television programming, sound recordings, books or rights which were sold, transferred to or financed by the tax shelter group or third-party investors in question or the proceeds arising therefrom);

          (vii) liens on shares of stock, indebtedness or other securities of a Person that is not a Subsidiary;

                                       8



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
          (viii) liens on Works which either (1) existed in such Works before the time of their acquisition and were not created in anticipation thereof, or (2) were created solely for the purpose of securing obligations to financiers, producers, distributors, exhibitors, completion guarantors, inventors, copyright holders, financial institutions or other participants incurred in the ordinary course of business in connection with the acquisition, financing, production, completion, distribution or exhibition of Works.

          (ix) any lien on the office building and hotel complex located in Atlanta, Georgia known as the CNN Center Complex, including the parking decks for such complex (to the extent such parking decks are owned or leased by the Issuer or its Subsidiaries), or any portion thereof and all property rights therein and the products, revenues and proceeds therefrom created as part of any mortgage financing or sale-leaseback of the CNN Center Complex;

          (x) liens on satellite transponders and all property rights therein and the products, revenues and proceeds therefrom which secure obligations incurred in connection with the acquisition, utilization or operation of such satellite transponders or the refinancing of any such obligations;

          (xi) restrictions on the Atlanta National League Baseball Club, Inc. and Atlanta Hawks, Ltd and their respective assets imposed by Major League Baseball or the Commissioner of Baseball, and the National Basketball Association, respectively, including, without limitation, restrictions on the transferability of the Issuer's or any of its Subsidiaries' interests therein;

          (xii) liens on capital leases entered into after the date of the Indenture provided that such liens extend only to the property or assets that are the subject of such capital leases;

          (xiii) Liens resulting from progress payments or partial payments under United States government contracts or subcontracts;

          (xiv) other liens arising in connection with indebtedness of the Issuer and its Subsidiaries in an aggregate principal amount for the Issuer and its Subsidiaries not exceeding at the time such lien is issued, created or assumed the greater of (A) 10% of the Consolidated Net Worth of the Issuer and (B) $500 million; and

          (xv) any extensions, renewal or replacement of any lien referred to in the foregoing clauses (i) through (xiv) inclusive, or of any indebtedness secured thereby; provided that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement, or at the time the lien was issued, created or assumed or otherwise permitted, and that such extension, renewal or replacement lien shall be limited to all or part of substantially the same property which secured the lien extended, renewed or replaced (plus improvements on such property). (Section 10.06)

     Limitation on Senior Debt. Subject to the covenant termination provisions of the following paragraph, the Indenture provides that the Issuer will not, and will not permit any of its Subsidiaries to, incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable for (collectively, 'incur') any Senior Debt, if after giving effect to such incurrence of Senior Debt, determined on a pro forma basis as if such incurrence had occurred on the first day of the Test Period, the Consolidated Cash Flow Coverage Ratio for the Issuer and its Subsidiaries for the Test Period would be less than 1.5 to 1; provided, however, that the foregoing restrictions will not apply to TWE or any of its Subsidiaries to the extent that the application of such restrictions would be prohibited under, or cause a violation of, TWE's bank credit agreement as in effect from time to time or any successor or replacement credit agreement. (Section 10.07)

     After the Issuer has reached Investment Grade Status, and notwithstanding that any series of the Debt Securities may later cease to have an Investment Grade Rating from either or both of the Rating Agencies, the Issuer will be released from its obligations to comply with the restrictive covenant described under 'Limitation on Senior Debt'.

     Limitation on Merger, Consolidation and Certain Sales of Assets. The Indenture provides that neither the Issuer, TWC nor TBS will merge or consolidate with or into, or convey or transfer its property substantially as an entirety to, any Person unless (a) the successor is organized and existing under the laws of the United States or any State or the District of Columbia, (b) (i) in the case of the

                                       9



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
Issuer, the successor assumes the Issuer's obligations under the Indenture and the Debt Securities on the same terms and conditions and (ii) in the case of TWC or TBS, the successor assumes TWC or TBS's obligations under the Indenture and the Guarantees on the same terms and conditions and (c) immediately after giving effect to such transactions, there is no default under the Indenture. (Sections
8.01 and 8.02)

     Other than the restrictions in the Indenture on liens and incurrence of Senior Debt described above, the Indenture and the Debt Securities do not contain any covenants or other provisions designed to afford Holders of Debt Securities protection in the event of a recapitalization or highly leveraged transaction involving the Issuer.

     Any additional covenants of the Issuer, TWC or TBS pertaining to a series of Debt Securities will be set forth in a Prospectus Supplement relating to such series of Debt Securities.

CERTAIN DEFINITIONS

     The following are certain of the terms defined in the Indenture:

          'Consolidated Cash Flow' means, with respect to the Issuer, for any period, the net income of the Issuer and its Subsidiaries as determined on a consolidated basis in accordance with GAAP consistently applied, plus the sum of depreciation, amortization, other noncash charges which reduce net income, income tax expense and interest expense, in each case to the extent deducted in determining such net income, and excluding extraordinary gains or losses. Notwithstanding the foregoing, for purposes of determining the Consolidated Cash Flow of the Issuer, there shall be included, in respect of each other Person that is accounted for by the Issuer on the equity method (as determined in accordance with GAAP), the Issuer's proportionate amount of such other Person's and its Subsidiaries' consolidated net income, depreciation, amortization, other noncash charges which reduce net income, income tax expense and interest expense, in each case to the extent deducted in determining such other Person's net income, excluding extraordinary gains and losses.

          'Consolidated Cash Flow Coverage Ratio' means, for any period, the ratio for such period of Consolidated Cash Flow to Consolidated Interest Expense. In determining the Consolidated Cash Flow Coverage Ratio, effect shall be given to the application of the proceeds of Senior Debt whose incurrence is being tested to the extent such proceeds are to be used to repay or refinance other Senior Debt.

          'Consolidated Interest Expense' means, with respect to the Issuer, for any period, cash interest expense of the Issuer and its Subsidiaries on Senior Debt for such period other than the amount amortized during such period in respect of all fees paid in connection with the incurrence of such Senior Debt, such expense to be determined on a consolidated basis in accordance with GAAP consistently applied. Notwithstanding the foregoing, for purposes of determining the Consolidated Interest Expense of the Issuer, there shall be included, in respect of each other Person that is accounted for by the Issuer on the equity method (as determined in accordance with GAAP), the Issuer's proportionate amount of the cash interest expense of such other Person and its Subsidiaries on Senior Debt for the relevant period other than the amount amortized during such period in respect of all fees paid in connection with the incurrence of such Senior Debt, such expense to be determined on a consolidated basis in accordance with GAAP consistently applied.

          'Consolidated Net Worth' means, with respect to the Issuer, at the date of any determination, the consolidated stockholders' or owners' equity of the Issuer and its Subsidiaries, determined on a consolidated basis in accordance with GAAP consistently applied.

          'GAAP' means generally accepted accounting principles as such principles are in effect as of the date of the Indenture.

          'Investment Grade Rating' means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB - (or the equivalent) by S&P.

          'Investment Grade Status' shall be deemed to have been reached on the date that the Debt Securities have an Investment Grade Rating from both Rating Agencies.

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          'Material Subsidiary' means, with respect to the Issuer, any Person that is a Subsidiary if at the end of the most recent fiscal quarter of the Issuer, the aggregate amount, determined in accordance with GAAP consistently applied, of securities of, loans and advances to, and other investments in, such Person held by the Issuer and its other Subsidiaries exceeded 10% of the Issuer's Consolidated Net Worth.

          'Moody's' means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

          'Person' means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

          'Rating Agencies' means Moody's and S&P.

          'S&P' means Standard & Poor's Ratings Service or any successor to the rating agency business thereof.

          'Senior Debt' means, with respect to any Person, all indebtedness of such Person in respect of money borrowed, determined in accordance with GAAP consistently applied, other than indebtedness as to which the instrument governing such indebtedness provides that such indebtedness is, or which is in effect, subordinated or junior in right of payment to any other indebtedness of such Person.

          'Subsidiary' means, with respect to any Person, any corporation more than 50% of the voting stock of which is owned directly or indirectly by such Person, and any partnership, association, joint venture or other entity in which such Person owns more than 50% of the equity interests or has the power to elect a majority of the board of directors or other governing body.

          'Test Period' means, with respect to any date, the period consisting of the most recent four full fiscal quarters for which financial information is generally available.

          'Works' means motion pictures, video, television, interactive or multi-media programming, audio-visual works, sound recordings, books and other literary or written material, any software, copyright or other intellectual property related thereto, acquired directly or indirectly after the date of the Indenture by purchase, business combination, production, creation or otherwise, any component of the foregoing or rights with respect thereto, and all improvements thereon, products and proceeds thereof and revenues derived therefrom.

DEFEASANCE

     The Indenture provides that the Issuer (and to the extent applicable, TWC and TBS), at its option, (a) will be Discharged from any and all obligations in respect of any series of Debt Securities (except in each case for certain obligations to register the transfer or exchange of Debt Securities, replace stolen, lost or mutilated Debt Securities, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with the covenants described above under 'Certain Covenants' and any other restrictive covenants described in a Prospectus Supplement relating to such series of Debt Securities, and certain Events of Default (other than those arising out of the failure to pay interest or principal on the Debt Securities of a particular series and certain events of bankruptcy, insolvency and reorganization) will no longer constitute Events of Default with respect to such series of Debt Securities, in each case if the Issuer deposits with the applicable Trustee, in trust, money or the equivalent in securities of the government which issued the currency in which the Debt Securities are denominated or government agencies backed by the full faith and credit of such government, or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and interest on, such series on the dates such payments are due in accordance with the terms of such series. To exercise any such option, the Issuer is required, among other things, to deliver to the Trustee an opinion of counsel to the effect that (i) the deposit and related defeasance would not cause the Holders of such series to recognize income, gain or loss for Federal income tax purposes and, in the case of a Discharge pursuant to clause (a), accompanied by a ruling to

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such effect received from or published by the United States Internal Revenue
Service and (ii) the creation of the defeasance trust will not violate the Investment Company Act of 1940, as amended. In addition, the Issuer is required to deliver to the Trustee an Officers' Certificate stating that such deposit was not made by the Issuer with the intent of preferring the Holders over other creditors of the Issuer or with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others. (Article IV)

EVENTS OF DEFAULT, NOTICE AND WAIVER

     The Indenture provides that, if an Event of Default specified therein with respect to any series of Debt Securities issued thereunder shall have happened and be continuing, either the Trustee thereunder or the Holders of 25% in aggregate principal amount of the outstanding Debt Securities of such series (or 25% in aggregate principal amount of all outstanding Debt Securities under the Indenture, in the case of certain Events of Default affecting all series of Debt Securities under the Indenture) may declare the principal of all the Debt Securities of such series to be due and payable. (Section 5.02)

     Events of Default in respect of any series are defined in the Indenture as being: (i) default for 30 days in payment of any interest installment with respect to such series; (ii) default in payment of principal of, or premium, if any, on, or any sinking fund or analogous payment with respect to, Debt Securities of such series when due at their stated maturity, by declaration or acceleration, when called for redemption or otherwise; (iii) default for 90 days after notice to the Issuer (or TWC or TBS, if applicable) by the Trustee thereunder or by Holders of 25% in aggregate principal amount of the outstanding Debt Securities of such series in the performance of any covenant pertaining to Debt Securities of such series; (iv) failure to pay when due, upon final maturity or upon acceleration, the principal amount of any indebtedness for money borrowed of the Issuer, TWC or TBS in excess of $50 million, if such indebtedness is not discharged, or such acceleration is not annulled, within 60 days after written notice; (v) certain events of bankruptcy, insolvency and reorganization with respect to the Issuer or any Material Subsidiary thereof which is organized under the laws of the United States or any political sub-division thereof and (vi) any Guarantee, ceasing to be, or asserted by any Guarantor as not being, in full force and effect, enforceable according to its terms, except to the extent contemplated by the Indenture. (Section 5.01)

     Any additions, deletions or other changes to the Events of Default which will be applicable to a series of Debt Securities will be described in the Prospectus Supplement relating to such series of Debt Securities.

     The Indenture provides that the Trustee thereunder will, within 90 days after the occurrence of a default with respect to the Debt Securities of any series, give to the Holders of the Debt Securities of such series notice of all uncured and unwaived defaults known to it; provided that, except in the case of default in the payment of principal of, premium, if any, or interest, if any, on any of the Debt Securities of such series, the Trustee thereunder will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the Holders of the Debt Securities of such series. The term 'default' for the purpose of this provision means the happening of any of the Events of Default specified above, except that any grace period or notice requirement is eliminated. (Section 6.02)

     The Indenture contains provisions entitling the Trustee, subject to the duty of the Trustee during an Event of Default to act with the required standard of care, to be indemnified by the Holders of the Debt Securities before proceeding to exercise any right or power under the Indenture at the request of Holders of the Debt Securities. (Section 6.03)

     The Indenture provides that the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series may direct the time, method and place of conducting proceedings for remedies available to the Trustee or exercising any trust or power conferred on the Trustee in respect of such series, subject to certain conditions. (Section 5.12)

     The Indenture includes a covenant that the Issuer will file annually with the Trustee a certificate of no default or specifying any default that exists. (Section 10.04)

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     In certain cases, the Holders of a majority in principal amount of the outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of such series waive any past default or Event of Default with respect to the Debt Securities of such series except, among other things, a default not theretofore cured in payment of the principal of, or premium, if any, or interest, if any, on any of the Debt Securities of such series. (Sections 5.13)

MODIFICATION OF THE INDENTURE

     The Issuer and the Trustee may, without the consent of the Holders of the Debt Securities, enter into indentures supplemental to the Indenture for, among others, one or more of the following purposes: (i) to evidence the succession of another Person to the Issuer, TWC or TBS, and the assumption by such successor of the Issuer's, TWC's or TBS's obligations under the Indenture and the Debt Securities of any series or the Guarantees relating thereto; (ii) to add covenants of the Issuer, TWC or TBS, or surrender any rights of the Issuer, TWC or TBS, for the benefit of the Holders of Debt Securities of any or all series;
(iii) to cure any ambiguity, or correct any inconsistency in the Indenture; (iv) to evidence and provide for the acceptance of any successor Trustee with respect to one or more series of Debt Securities or to facilitate the administration of the trusts thereunder by one or more trustees in accordance with the Indenture;
(v) to establish the form or terms of any series of Debt Securities; and (vi) to provide any additional Events of Default. (Section 9.01)

     The Indenture contains provisions permitting the Issuer and the Trustee thereunder, with the consent of the Holders of a majority in principal amount of the outstanding Debt Securities of all series to be affected voting as a single class, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the Holders of the Debt Securities of such series to be affected, except that no such supplemental indenture may, without the consent of the Holders of affected Debt Securities, among other things, change the fixed maturity of any Debt Securities, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce the number of shares of any common stock or other securities to be delivered by the Issuer in respect of a conversion of any convertible Debt Securities, or amend or modify the terms of either Guarantee in a manner adverse to the Holders or reduce the aforesaid percentage of Debt Securities of any series the consent of the Holders of which is required for any such supplemental indenture. (Section 9.02)

THE TRUSTEE

     The Chase Manhattan Bank is the Trustee under the Indenture. The Trustee is a depository for funds and performs other services for, and transacts other banking business with, the Company in the normal course of business.

GOVERNING LAW

     The Indenture will be governed by, and construed in accordance with, the laws of the State of New York.

                               GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depository (the 'Depository') identified in the Prospectus Supplement relating to such series. Global Securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by the Depository or any nominee of such Depository to a successor Depository or any nominee of such successor.

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     The specific terms of the depository arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series. Unless otherwise specified in the Prospectus Supplement, the Issuer anticipates that the following provisions will apply to depository arrangements.

     Upon the issuance of a Global Security, the Depository for such Global Security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depository ('Participants'). Such accounts shall be designated by the underwriters, dealers or agents with respect to such Debt Securities or by the Issuer if such Debt Securities are offered and sold directly by the Issuer. Ownership of beneficial interests in a Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depository or its nominee (with respect to interests of Participants) and records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, pledge or transfer beneficial interests in a Global Security.

     So long as the Depository for a Global Security or its nominee is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depository for such Global Security and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Issuer understands that under existing industry practices, if the Issuer requests any action of holders or if an owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, the Depository for such Global Security would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize beneficial owners owning through such Participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

     Payments of principal of and any premium and any interest on individual Debt Securities represented by a Global Security registered in the name of a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. None of the Issuer, the Trustee, any paying agent or the registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Issuer expects that the Depository for a series of Debt Securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Security representing any of such Debt Securities, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such Debt Securities as shown on the records of such Depository or its nominee. The Issuer also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in 'street name'. Such payments will be the responsibility of such Participants.

     If a Depository for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Issuer within 90 days, the

Issuer will issue individual Debt Securities of such series in exchange for the Global Security representing such series of Debt Securities. In addition, the Issuer may, at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of such series represented by one or more Global Securities and, in such event, will issue individual Debt Securities of such series in exchange for the Global Security or Securities representing such series of Debt Securities. Individual Debt Securities of such series so issued will be issued in denominations, unless otherwise specified by the Issuer, of $1,000 and integral multiples thereof. Any Debt Securities issued in definitive form in exchange for a Global Security will be registered in such name or names as the Depository shall instruct the Trustee. It is expected that such instructions will be based upon directions received by the Depository from Participants with respect to ownership of beneficial interests in such Global Security.

                           HOLDING COMPANY STRUCTURE

     Each of the Issuer, TWC and TBS is a holding company, the assets of which consist primarily of investments in its consolidated and unconsolidated subsidiaries. The assets of the Issuer consist primarily of its investment in TWC and TBS. The assets of TWC consist primarily of its investments in its consolidated and unconsolidated subsidiaries, including TWE. Although the assets of TBS consist primarily of investments in its consolidated and unconsolidated subsidiaries, TBS also directly owns certain assets that are used in the operation of WTBS, a television station in Atlanta, Georgia and TBS, a copyright-paid cable programming service and certain retail stores that together represent less than 5% of the consolidated assets of TBS at December 31, 1996. A substantial portion of the consolidated liabilities of the Issuer, TWC and TBS have been incurred by subsidiaries. TWE, which is not consolidated with either the Issuer or TWC for financial reporting purposes, also has substantial indebtedness and other liabilities. The rights of the Issuer and the Guarantors and the rights of their creditors, including Holders of Debt Securities, to participate in the distribution of assets of any person in which the Issuer or the Guarantors owns an equity interest (including any subsidiary and TWE) upon such person's liquidation or reorganization will be subject to prior claims of such person's creditors, including trade creditors, except to the extent that the Issuer or the Guarantors may be a creditor with recognized claims against such person (in which case the claims of the Issuer and the Guarantors would still be subject to the prior claims of any secured creditor of such person and of any holder of indebtedness of such person that is senior to that held by the Issuer or the Guarantors). Accordingly, the Holders of Debt Securities may be deemed to be effectively subordinated to such claims.

     The ability of the Issuer and the Guarantors to service their respective indebtedness and other obligations, including the Debt Securities and the Guarantees, and the ability of each of them to pay dividends on its common and/or preferred stock is dependent primarily upon the earnings and cash flow of their respective consolidated and unconsolidated subsidiaries and the distribution or other payment to them of such earnings and cash flow. The TWE Agreement of Limited Partnership and its bank credit facilities limit distributions and other transfers of funds to the Issuer and TWC.

     Additional information concerning the indebtedness of the Issuer, TWC and TBS and their subsidiaries will be set forth in the Prospectus Supplement.

                              PLAN OF DISTRIBUTION

     The Issuer may sell the Debt Securities to one or more underwriters or dealers for public offering and sale by them or may sell the Debt Securities to investors directly or through agents. The Prospectus Supplement with respect to the Debt Securities offered thereby describes the terms of the offering of such Debt Securities and the method of distribution of the Debt Securities offered thereby and identifies any firms acting as underwriters, dealers or agents in connection therewith.

     The Debt Securities may be distributed from time to time in one or more transactions at a fixed price or prices (which may be changed) or at prices determined as specified in the Prospectus Supplement. In connection with the sale of the Debt Securities, underwriters, dealers or agents may be deemed to have received compensation from the Issuer in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Debt Securities for whom they may act as agent. Underwriters may sell the Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent. Certain of the underwriters, dealers or agents who participate in the distribution of the Debt Securities may engage in other transactions with, and perform other services for, the Issuer, TWC and TBS in the ordinary course of business.

     Any underwriting compensation paid by the Issuer to underwriters or agents in connection with the offering of the Debt Securities, and any discounts, concessions or commissions allowed by underwriters to dealers, are set forth in the Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Debt Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on the resale of the Debt Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with the Issuer, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

                                 LEGAL OPINIONS

     Certain legal matters in connection with the Debt Securities will be passed upon for the Issuer, TWC and TBS by Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York and for the Underwriters, if any, named in a Prospectus Supplement, by Shearman & Sterling, 599 Lexington Avenue, New York, New York.

                                    EXPERTS

     The consolidated financial statements and schedules of the Issuer and TWE appearing in the Issuer's 1996 Form 10-K and the combined financial statements of the Time Warner Service Partnerships incorporated by reference therein, have been audited by Ernst & Young LLP, Independent Auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements and schedules are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Cablevision Industries Corporation at December 31, 1995, and for the year then ended, incorporated by reference in this Prospectus from the Issuer's Current Report on Form 8-K dated November 13, 1997, have been audited by Ernst & Young LLP, Independent Auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Cablevision Industries Corporation as of December 31, 1994, and for each of the two years in the period ended December 31, 1994, incorporated by reference in this Prospectus from the Issuer's Current Report on Form 8-K dated November 13, 1997, have been audited by Arthur Andersen LLP, Independent Public Accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Paragon Communications as of December 31, 1993 and 1994, and for each of the three years in the period ended December 31, 1994, incorporated by reference in this Prospectus from the Issuer's 1996 Form 10-K, and the consolidated financial statements of TBS, as of December 31, 1994 and 1995, and for the three years in the period ended December 31, 1995, incorporated by reference in this Prospectus from the Issuer's Current Report on Form 8-K dated November 13, 1997, have been audited by Price Waterhouse LLP, Independent Accountants, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     No person is authorized to give any information or to make any representations other than those contained in this Prospectus or any accompanying Prospectus Supplement in connection with the offer made by this Prospectus or any Prospectus Supplement, and, if given or made, such other information or representations must not be relied upon as having been authorized by the Issuer, TWC or TBS or by any underwriter, dealer or agent. This Prospectus and any Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than those to which they relate. Neither the delivery of this Prospectus and any accompanying Prospectus Supplement nor any sale of or offer to sell the Debt Securities offered hereby shall, under any circumstances, create an implication that there has been no change in the affairs of the Issuer, TWC or TBS or that the information herein is correct as of any time after the date hereof. This Prospectus and any accompanying Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy any of the Debt Securities offered hereby in any State to any person to whom it is unlawful to make such offer or solicitation in such State.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following statement sets forth the estimated amounts of expenses, other than underwriting, discounts, to be borne by the registrants in connection with the distribution of the Debt Securities and the Guarantees.

Securities and Exchange Commission registration fee.............................   $  295,000
Trustee's fees..................................................................       40,000
Printing and engraving expenses.................................................      200,000
Rating agency fees..............................................................      500,000
Accounting fees and expenses....................................................      100,000
Legal fees and expenses.........................................................      250,000
Miscellaneous expenses..........................................................       15,000
Total expenses..................................................................   $1,400,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Issuer and TWC

     Section 145 of the Delaware General Corporation law (the 'DGCL') provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a 'derivative action'), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

     Each of the Issuer's and TWC's By-laws require indemnification to the fullest extent permitted under Delaware law of any person who is or was a director or officer of the Issuer who is or was involved or threatened to be made so involved in any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person is or was serving as a director, officer or employee of the Issuer or TWC or any predecessor of the Issuer or TWC or was serving at the request of the Issuer or TWC as a director, officer or employee of any other enterprise.

     Section 102(b)(7) of the DGCL permits a provision in the certificate of incorporation of each corporation organized thereunder, such as the Issuer and TWC, eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Section 1, Article X of the Issuer's and
Article VIII of TWC's Restated Certificate of Incorporation eliminates the liability of directors to the extent permitted by Section 102(b)(7) of the DGCL.

     The foregoing statements are subject to the detailed provisions of Sections 145 and 102(b)(7) of the DGCL, the Issuer's and TWC's By-laws and Section 1,
Article X of the Issuer's and Article VIII of TWC's Restated Certificate of Incorporation, as applicable.

     The Directors' and Officers' Liability and Reimbursement Insurance Policy of the Issuer is designed to reimburse each of the registrants for any payments made by each pursuant to the foregoing indemnification. The policy has coverage of $50,000,000.

     TBS

     TBS's By-laws provide for indemnification of directors and officers of TBS against expenses (including attorneys' fees), judgments, fines, settlements and other amounts actually incurred in connection with any proceeding arising by reason of the fact that such person is or was an officer or director of TBS.

     TBS's By-laws provide for indemnification of directors and officers of TBS in connection with or resulting from any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which he or she may become involved by reason of his or her being or having been a director or officer, or by reason of any action taken or not taken in his or her capacity as such director or officer or as a member of any committee appointed by the Board of Directors of TBS to act for, in the interest of, or on behalf of TBS provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of TBS and, in addition, with respect to any criminal action or proceeding, did not have reasonable cause to believe that his or her conduct was unlawful.

     Indemnification is mandatory in the case of a director or officer who is wholly successful on the merits or otherwise with respect to any claim, action, suit or proceeding of the character described above. In other cases, the determination whether to indemnify a director or officer is made by a majority of disinterested directors, a majority of disinterested shareholders, or independent legal counsel selected by any Judge of the United States District Court for the Northern District of Georgia, Atlanta Division, at the request of either TBS or the person seeking indemnification.

     TBS's Articles of Incorporation provide that a director of the Company will not be personally liable to TBS or its shareholders for monetary damages for breach of duty of care or other duty as a director, except for liability (i) for any appropriation, in violation of the director's duties, of any business opportunity of the Company, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) for making a distribution in violation of Section 14-2-831 of the Georgia Business Corporation Code or (iv) for any transaction from which the director derived an improper personal benefit.

     TBS has insurance to indemnify its directors and officers, subject to the limits contained in those policies, from those liabilities in respect of which such indemnification insurance is permitted under the laws of the State of Georgia.

ITEM 16. EXHIBITS

 1       --  Proposed form of Underwriting Agreement.**
 4.1     --  Proposed form of Indenture between the Issuer and The Chase Manhattan Bank as Trustee**
 5       --  Opinion of Cravath, Swaine & Moore.**
12       --  Statement regarding the computation of the ratio of earnings to fixed charges of the Issuer.**
12.1     --  Statement regarding the computation of the ratio of earnings to fixed charges of TWC.**
12.2     --  Statement regarding the computation of the ratio of earnings to fixed charges of TBS.**
23.1     --  Consent of Ernst & Young LLP, Independent Auditors.**
23.2     --  Consent of Counsel (included in Exhibit 5).
23.3     --  Consent of Arthur Andersen LLP, Independent Public Accountants.**
23.4     --  Consent of Price Waterhouse LLP, Independent Accountants.**
23.5     --  Consent of Price Waterhouse LLP, Independent Accountants.**
24.1     --  Power of Attorney of the Issuer.**
24.2     --  Power of Attorney of TWC.**
24.3     --  Power of Attorney of TBS.**
25       --  Statement of Eligibility and Qualification on Form T-1 of The Chase Manhattan Bank with respect to the
             Issuer, TWC and TBS.**

------------

 * Incorporated by reference.

** Filed herewith.

ITEM 17. UNDERTAKINGS

A. UNDERTAKINGS PURSUANT TO RULE 415

     The undersigned registrants hereby undertake:

          (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the 'Calculation of Registration Fee' table in the effective registration statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrants pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

          (b) that, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. UNDERTAKING REGARDING FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE

     The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of any of the registrants' annual reports pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. UNDERTAKING IN RESPECT OF INDEMNIFICATION

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described in Item 15 above, or otherwise, the registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 14, 1998.

                                          TIME WARNER INC.

                                          By:         /s/ JOHN A. LABARCA
                                               .................................
                                            NAME: JOHN A. LABARCA
                                            TITLE: SENIOR VICE PRESIDENT AND
                                              CONTROLLER

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below on January 14, 1998 by the following persons in the capacities indicated.

                SIGNATURES                                                  TITLE
------------------------------------------  ---------------------------------------------------------------------

                    *                       (i) Director, Chairman of the Board and Chief Executive Officer
 .........................................
            (GERALD M. LEVIN)

                    *                       (ii) Senior Vice President and Chief Financial Officer
 .........................................
          (RICHARD J. BRESSLER)

          /s/ JOHN A. LABARCA               (iii) Senior Vice President and Controller
 .........................................
            (JOHN A. LABARCA)

                    *                       (iv) Directors
 .........................................
              (MERV ADELSON)

                    *
 .........................................
            (J. CARTER BACOT)

                    *
 .........................................
         (STEPHEN F. BOLLENBACH)

                    *
 .........................................
        (BEVERLY SILLS GREENOUGH)

                    *
 .........................................
            (GERALD GREENWALD)

                    *
 .........................................
             (CARLA A. HILLS)

                    *
 .........................................
              (REUBEN MARK)

                    *
 .........................................
            (MICHAEL A. MILES)

                    *
 .........................................
           (RICHARD D. PARSONS)

                    *
 .........................................
           (DONALD S. PERKINS)

                    *
 .........................................
           (RAYMOND S. TROUBH)

                    *
 .........................................
              (R. E. TURNER)

                    *
 .........................................
        (FRANCIS T. VINCENT, JR.)

      *By:      /s/ JOHN A. LABARCA
 .........................................
            (ATTORNEY-IN-FACT)

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 14, 1998.

                                          TIME WARNER COMPANIES, INC.

                                          By:         /s/ JOHN A. LABARCA
                                               .................................
                                            NAME: JOHN A. LABARCA
                                            TITLE: SENIOR VICE PRESIDENT AND
                                              CONTROLLER

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below on January 14, 1998 by the following persons in the capacities indicated.

                SIGNATURES                                                  TITLE
------------------------------------------  ---------------------------------------------------------------------

                    *                       (i) Chairman and Chief Executive Officer
 .........................................
            (GERALD M. LEVIN)

                    *                       (ii) Director, Senior Vice President and Chief Financial Officer
 .........................................
          (RICHARD J. BRESSLER)

          /s/ JOHN A. LABARCA               (iii) Senior Vice President and Controller
 .........................................
            (JOHN A. LABARCA)

                    *                       (iv) Directors
 .........................................
             (PETER R. HAJE)

                    *
 .........................................
           (RICHARD D. PARSONS)

      *By:      /s/ JOHN A. LABARCA
 .........................................
            (ATTORNEY-IN-FACT)

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 14, 1998.

                                          TURNER BROADCASTING SYSTEM, INC.

                                          By:          /s/ PETER R. HAJE
                                               .................................
                                            NAME: PETER R. HAJE
                                            TITLE: VICE PRESIDENT

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below on January 14, 1998 by the following persons in the capacities indicated.

                SIGNATURES                                                  TITLE
------------------------------------------  ---------------------------------------------------------------------

                    *                       (i) President and Chief Executive Officer and Chairman of the Board
 .........................................
           (TERENCE F. MCGUIRK)

                    *                       (ii) Executive Vice President, Chief Financial and Administrative
 .........................................       Officer
             (WAYNE H. PACE)

                    *                       (iii) Vice President, Controller and Chief Accounting Officer
 .........................................
            (LANDEL C. HOBBS)

                    *                       (iv) Directors
 .........................................
              (R. E. TURNER)

                    *
 .........................................
           (W. THOMAS JOHNSON)

                    *
 .........................................
           (RICHARD D. PARSONS)

                    *
 .........................................
              (ROBERT SHAYE)

                    *
 .........................................
           (JEFFREY L. BEWKES)

                    *
 .........................................
            (GERALD M. LEVIN)

      *By:        /s/ PETER R. HAJE
 ........................................
           (ATTORNEY-IN-FACT)

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                         DESCRIPTION OF DOCUMENT                                          PAGE
------   ----------------------------------------------------------------------------------------------------   ----

  1      -- Proposed form of Underwriting Agreement.**.......................................................
  4.1    -- Proposed form of Indenture between the Issuer and The Chase Manhattan Bank as Trustee**..........
  5      -- Opinion of Cravath, Swaine & Moore**.............................................................
 12      -- Statement regarding the computation of the ratio of earnings to fixed charges of the Issuer**....
 12.1    -- Statement regarding the computation of the ratio of earnings to fixed charges of TWC**...........
 12.2    -- Statement regarding the computation of the ratio of earnings to fixed charges of TBS**...........
 23.1    -- Consent of Ernst & Young LLP, Independent Auditors**.............................................
 23.2    -- Consent of Counsel (included in Exhibit 5).......................................................
 23.3    -- Consent of Arthur Andersen LLP, Independent Public Accountants**.................................
 23.4    -- Consent of Price Waterhouse LLP, Independent Accountants**.......................................
 23.5    -- Consent of Price Waterhouse LLP, Independent Accountants**.......................................
 24.1    -- Power of Attorney of the Issuer**................................................................
 24.2    -- Power of Attorney of TWC**.......................................................................
 24.3    -- Power of Attorney of TBS**.......................................................................
 25      -- Statement of Eligibility and Qualification on Form T-1 of The Chase Manhattan Bank with respect to the Issuer, TWC and TBS**......................................................................

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 * Incorporated by reference.

** Filed herewith.

                       STATEMENT OF DIFFERENCES

       The section symbol shall be expressed as .............'SS'

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